Exhibit 99(a)(23)

ARTICLES OF AMENDMENT

of

TCW GALILEO FUNDS, INC.

TCW Galileo Funds, Inc., Maryland corporation and an open-end management investment company, having its principal office in Maryland in the City of Baltimore (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended to change the name of the Corporation by striking out Article SECOND and inserting in lieu thereof the following:

“SECOND: The name of the Corporation is

TCW FUNDS, INC.”

SECOND: The amendment of the Articles of Incorporation of the Corporation was approved by a majority of the entire by the Board of Directors of the Corporation and that the amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the Stockholders.

THIRD: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF: TCW Galileo Funds, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on December 13, 2005.

TCW GALILEO FUNDS, INC.	ATTEST:

/s/ Alvin R. Albe, Jr.	/s/ Philip K. Holl
Alvin R. Albe, Jr.	Philip K. Holl
President	Secretary

The undersigned, President of TCW Galileo Funds, Inc. who executed on behalf of the Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Alvin R. Albe, Jr.
Alvin R. Albe, Jr. President